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                                                                    Exhibit 4.2


                              AMENDMENT NUMBER ONE
                                     TO THE
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                      (FILED PURSUANT TO SECTION 242 OF THE
                        DELAWARE GENERAL CORPORATION LAW)
                                       OF
                              CV THERAPEUTICS, INC.



                  Louis G. Lange, M.D., Ph.D. does hereby certify that:

                  1. He is the Chairman of the Board and Chief Executive Officer of CV Therapeutics, Inc., a corporation organized and existing under the laws of the state of Delaware. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 11, 1990, and the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 22, 1996.

                  2. The Amended and Restated Certificate of Incorporation of this corporation is hereby amended as follows:

         Article IV, Section (A) is amended to read in full:

                        A. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is ninety million (90,000,000) shares. Eighty-five million (85,000,000) shares shall be Common Stock each having a par value of one tenth of one cent ($.001). Five million (5,000,000) shares shall be Preferred Stock, each having a par value of one tenth of one cent ($.001).

                                    * * * *

                  3. The foregoing Amendment Number One to the Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of this Corporation.

                  4. The foregoing Amendment Number One to the Amended and Restated Certificate of Incorporation has been duly approved by the vote of the stockholders in accordance with Section 242 of the Delaware General Corporation Law. The total number of outstanding shares of the Corporation entitled to vote on the amendment was 19,437,644 shares of Common Stock as of November 10, 2000. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the Common Stock.



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         IN WITNESS WHEREOF, CV Therapeutics, Inc. has caused this Amendment
Number One to the Amended and Restated Certificate of Incorporation to be signed by the Chairman of the Board and Chief Executive Officer this 12th day of December, 2000.



                                       CV THERAPEUTICS, INC.



                                       By:      /s/ Louis G. Lange
                                          -----------------------------------
                                                Louis G. Lange, M.D., Ph.D.
                                                Chairman of the Board and
                                                Chief Executive Officer



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